Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued the auditors’ report dated March 30, 2011, for ASG Asia Investments Company Limited, with respect to the consolidated financial statements as of December 31, 2010 and 2009 and for the years then ended, appearing in the Registration Statement on Form S-4. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ Shanghai Zhonghua
Certified Public Accountants
Shanghai, China
July 14, 2011